Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL SOUP COMPANY ANNOUNCES CEO TRANSITION PLAN

CAMDEN, N.J., May 18, 2018—Campbell Soup Company (NYSE:CPB) today announced that Denise M. Morrison, President and Chief Executive Officer (CEO) and a Director, has chosen to retire effective today. Keith R. McLoughlin, 61, a Campbell Board member since 2016, has been named interim CEO and will also remain a member of the Board to facilitate an orderly transition in management while recently elevated Chief Operating Officer Luca Mignini focuses on the integration of newly acquired Snyder’s-Lance and Pacific Foods and stabilizing the company’s U.S. soup business.

Les C. Vinney, Chairman of the Board, said, “Denise has been a passionate advocate and leader over her 15 years with the company. She has made many important contributions over the past seven years as Chief Executive Officer to reposition Campbell in the rapidly changing food industry. Denise has been able to significantly transform Campbell’s portfolio into the faster-growing snacking category with the acquisition of Snyder’s-Lance and increased the company’s focus on health and well-being with brands like Pacific Foods. Her actions have helped to enhance the long-term growth potential of Campbell. On behalf of the Board, I want to thank Denise for her dedicated service and wish her the best.”

Denise Morrison said, “I am proud of Campbell’s accomplishments and how we have transformed our portfolio amid changing consumer tastes for food and health and well-being. It has been an honor to lead this iconic company and exceptional team, and I am confident that Campbell will enjoy continued success for many years to come.”

Vinney continued, “We are fortunate to have on our Board a talented and experienced business leader in Keith who is prepared to step into the CEO position on an interim basis. Keith is deeply familiar with our strategy, our team and our brands, and we are confident in his ability to lead the company during this transitional period.”

McLoughlin said, “Having been a Director and observing the company over an extended period of time, I know where Campbell has been and where it’s headed, and am excited to lead the company as we continue to work to increase value for all our stakeholders. I am eager to begin working with our talented team as we strive to accelerate our growth strategy, improve our execution and deliver shareholder value.”

About Keith R. McLoughlin
Keith R. McLoughlin was President and Chief Executive Officer of Electrolux AB, a global manufacturer of major household appliances, from 2011 until February 2016. McLoughlin joined Electrolux AB in 2003 as head of Major Appliances North America and Executive Vice President of Electrolux AB. Between 2004 and 2007, he also served as head of Major Appliances Latin America. From 2009 until 2011, he served as Chief Operations Officer and Executive Vice President, Electrolux AB. He was appointed President and Chief Executive Officer of Electrolux AB in 2011, a position he held until his retirement in January 2016.

Before joining Electrolux AB, McLoughlin spent 22 years in senior leadership roles at E. I. du Pont de Nemours and Company, leading several consumer brand businesses including DuPont Corian®, DuPont Stainmaster® carpet and DuPont Tyvek®.

McLoughlin graduated from the United States Military Academy at West Point with a Bachelor of Science in engineering. He is a member of the Board of Directors at Briggs & Stratton Corporation. He has served as an independent director on Campbell’s Board of Directors since 2016.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens, Garden Fresh Gourmet, Pacific Foods, Snyder’s of Hanover, Lance, Kettle Brand, KETTLE Chips, Cape Cod, Snack Factory Pretzel Crisps, Pop Secret, Emerald, Late July and other brand names. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains “forward-looking statements” that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include the organizational developments discussed in this press release as well as other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.